CHESAPEAKE UTILITIES CORPORATION AND SUBSIDIARIES
                                     EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES


----------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                                2002         2001         2000
----------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS . . . . . . . . . . .  $ 5,645,153  $ 6,721,537  $ 7,489,201
Add:
     Income taxes . . . . . . . . . . . . . . . . . . .    3,650,154    4,252,275    4,496,592
     Portion of rents representative of interest factor      370,061      275,773      156,680
     Interest on indebtedness . . . . . . . . . . . . .    4,968,652    5,178,495    4,398,266
     Amortization of debt discount and expense. . . . .       89,387      101,183      111,122
----------------------------------------------------------------------------------------------
EARNINGS AS ADJUSTED. . . . . . . . . . . . . . . . . .  $14,723,407  $16,529,263  $16,651,861
==============================================================================================


FIXED CHARGES
     Portion of rents representative of interest factor  $   370,061  $   275,773  $   156,680
     Interest on indebtedness . . . . . . . . . . . . .    4,968,652    5,178,495    4,398,266
     Amortization of debt discount and expense. . . . .       89,387      101,183      111,122
----------------------------------------------------------------------------------------------
FIXED CHARGES . . . . . . . . . . . . . . . . . . . . .  $ 5,428,100  $ 5,555,451  $ 4,666,068
==============================================================================================
RATIO OF EARNINGS TO FIXED CHARGES. . . . . . . . . . .         2.71         2.98         3.57
==============================================================================================